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EXHIBIT 99.1

PRESS RELEASE

FINTEL SIGNED THIRD FINANCIAL CONSULTING SERVICES CONTRACT
Thursday January 20, 6:00 am ET

HONG KONG--(BUSINESS WIRE)--Jan. 20, 2005--Financial Telecom Limited (USA) Inc. (Business Name: Fintel Group) (OTCBB:FLTL - News), www.fintel.com, announced today that it has signed a multi year financial consulting service contract with Shanghai Qianhou Computer Technology Ltd. (SHQCT). The total contract value is US$333,900 for seven years, payable by monthly installments totaled at $47,700 each year and renewable at the end of the contract period. Fintel also obtained an option to purchase up to 35% of SHQCT.

Fintel signed two similar contracts previously with Shanghai Longterms Technology Ltd and Beijing JCL Technology Commerce Ltd for a total of $728,750. With this third contract, the accumulated value of the outstanding contracts is $1,062,650, payable at $193,450 each year.

Established in 2001, SHQCT provides UNIX based server products and services to telecom carriers in east China region, including China Unicom (NYSE:CHU - News) in Jiangsu and Zhejiang provinces. Both provinces are traditionally the richest and most economically developed with population over 130 million. SHQCT's service revenue for 12 months ending 2004 was 9 Million RMB (US$1.1 Million).

Mr. David Chen, CEO of Fintel, comments: "SHQCT is the third client of our new business operations within the last 60 days. Our high margin new service revenue stream for this year so far has reached $193,450. This fast growth rate is possible thanks to the huge market demand of our services amongst private Chinese SME's, totaling over 3 million enterprises nationwide and growing fast. Furthermore, our 3 clients share common products and services and could be consolidated to become more valuable companies to meet international capital market demands. As we have options to purchase up to 35% of these companies, we should be able to realize the potential upside of our investment as they expand."


About Financial Telecom Limited (USA), Inc. (Fintel Group)

Fintel is an investment and financial services company providing corporate finance and management consulting services to private SMEs in China and Hong Kong. With its highly experienced independent executives, Fintel has the capability to assist its clients achieving corporate and personal financial goals by capital budgeting, strategy developing, equity restructuring, leveraged financing, risk managing and initial public offering. Fintel might also invest in profitable, pre-IPO companies with good upside potential. For further information, please visit: www.fintel.com


Forward-looking statements

The statements made in this press release, which are not historical facts, contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.


CONTACT:
     Financial Telecom Limited (USA), Inc.
     Mr. Stephen Tang, (852) 2868 0668
     Fax: (852) 2877 5021
     stephen.tang@fintel.com